Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-123540, 333-124441, 333-160512, 333-162674, 333-181422, 333-184344, 333-203175, 333-203176, 333-256179, 333-273751, 333-280078, 333-291553, and 333-294221) and Registration Statements on Form S-3 (Nos. 333-207141, 333-290763, and 333-280076)  of Bed Bath and Beyond, Inc., of our report dated March 17, 2026 except for the use of the incremental borrowing rate in accounting for leases described in Note 9 as to which the date is July 31, 2026, relating to the financial statements of Cabinets To Go, LLC, which appears in this Form 8-K.

/s/ BDO USA, P.C.

Memphis, TN
August 4, 2026